Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 23, 2007, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Hercules Offshore, Inc. on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Hercules Offshore, Inc. on Forms S-8 (File No. 333-129344 effective October 31, 2005 and File No. 333-134135 effective May 15, 2006) and on Form S-3 (File No. 333-138475 effective November 7, 2006).

/s/ GRANT THORNTON LLP

Houston, Texas

February 23, 2007